SEVERANCE AGREEMENT AND GENERAL RELEASE
This Severance Agreement and General Release ("Agreement") is entered into by and between the Federal Home Loan Bank of Des Moines (the "Bank") and Glen Simecek ("EMPLOYEE") in connection with EMPLOYEE'S separation from his employment with the Bank.
In consideration of certain benefits to be afforded by the Bank to EMPLOYEE, and to fully and finally resolve any and all issues related to EMPLOYEE'S employment with and separation from the Bank, the Bank and EMPLOYEE agree as follows:
1.    Separation Date.
EMPLOYEE'S at-will employment with the Bank will end as of May 30, 2017 (“Separation Date”). EMPLOYEE will be paid his salary through the Separation Date, less all required withholding and agreed upon deductions, as well as any accrued but unused vacation he had as of the Separation Date, less all required withholding and agreed upon deductions. EMPLOYEE acknowledges that he has been paid and is owed no additional compensation of any kind except as described in this Agreement.
2.    Reservation of EMPLOYEE'S Rights in Certain Benefits.
Nothing contained in this Agreement will release or discharge the Bank with respect to any vested right EMPLOYEE had as of the Separation Date in any retirement plan of the Bank. If the EMPLOYEE participated in any retirement plan of the Bank, EMPLOYEE shall receive whatever accrued and vested benefits he is entitled to receive under the terms of that plan. Contributions will not be made to this plan on behalf of EMPLOYEE based on the severance benefits which will be paid to EMPLOYEE under this Agreement.
3.    Severance Pay and Benefits.
The Bank and EMPLOYEE are parties to a Change in Control Agreement, as amended, originally dated March 17, 2014 (“CIC Agreement”). Capitalized terms that are used herein and not otherwise defined shall have the meanings ascribed to them in the CIC Agreement.
Under the terms of the CIC Agreement, the Bank is obligated to provide EMPLOYEE with specified severance benefits (“Severance Benefits”) in the event that a Change in Control occurs and EMPLOYEE voluntarily terminates his employment with the Bank under specified circumstances and within a certain period of time following the Change in Control event. Bank and EMPLOYEE agree that a Change in Control has occurred and that the EMPLOYEE has terminated his employment under circumstances entitling EMPLOYEE to receive the Severance Benefits.
4.    No Additional Compensation or Benefits.
EMPLOYEE and the Bank agree that, except as expressly set forth in this Agreement and the CIC Agreement, EMPLOYEE shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits, or other consideration from the Bank. EMPLOYEE shall not be entitled to make contributions to the Bank 401(k) Savings Plan from payments comprising part of the Severance Benefits.
5.    Return of Bank Property.
EMPLOYEE represents and warrants that he has returned to the Bank all the Bank’s property, including, without limitation, any laptop computer, keys, access cards, transit or parking pass, credit cards, cellular telephones, books, manuals, files, computer software, disks, papers, and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Bank, including, but not limited to, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Bank acknowledges and agrees that EMPLOYEE may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records.

6.    Waiver and Release.
In consideration for the Severance Benefits, which are given to EMPLOYEE specifically in exchange for this release, EMPLOYEE, on behalf of himself, his marital community, heirs, executors, administrators, successors and assigns, agrees to the following:
(a)    EMPLOYEE forever relinquishes, waives, and releases the Released Parties (as defined below) from any and all claims (including claims to attorneys’ fees or costs), demands, charges, contracts, promises, suits, complaints, causes of action, damages, and liabilities, actual or potential, known or unknown, related to any events that occurred or circumstances that arose, or that could be alleged to have occurred or arisen, before the date and time that EMPLOYEE signs this Agreement (“Released Claims”). This release is comprehensive: Released Claims include but are not limited to any and all claims or causes of action arising under common law or under any federal, state, or local statute or ordinance related to employment discrimination, termination of employment, or employee benefits, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, the Iowa Civil Rights Act of 1965, Iowa Code Chapter 216; Iowa’s Wage Payment Collection Act, Iowa Code Chapter 91A; any employee handbook, policy manual or other documents outlining terms and conditions of employment, as well as any and all claims in tort or contract as of the effective date of this Agreement, and any claims in violation of the public policy of the State of Iowa and any other basis for legal or equitable relief, whether based on express or implied contract, tort, or federal, state, or local law. This release extends to all forms of relief that may or may not have been available in connection with the Released Claims, including but not limited to equitable relief, damages of any kind (whether general, special, punitive, or otherwise), attorneys’ fees, and/or costs of any kind. Released Claims do not, however, include claims for breach or enforcement of this Agreement or the CIC Agreement, or claims arising after this Agreement is executed.
For the purpose of this Agreement, “Released Parties” includes the Bank and its predecessor, the Federal Home Loan Bank of Seattle, and their affiliates, successors, and assigns, and all of their respective present, former, and future directors, officers, employees, agents, insurers, attorneys and other representatives, and past and present employee benefit plans sponsored by the Bank, including the directors, officers, trustees, fiduciaries, administrators, employees, attorneys, and agents of such plans.
(b)    EMPLOYEE represents and warrants that he has not filed any lawsuits, complaints, or charges based on any Released Claims and that he has not assigned or otherwise transferred his right or interest in any Released Claims. EMPLOYEE understands that nothing in this Agreement prevents him from filing or prosecuting a charge with any administrative agency with respect to any such claim, but EMPLOYEE further understands and agrees that he will not seek and is hereby waiving any claim for personal damages and/or other personal relief related thereto.
7.    Knowing and Voluntary Waiver.
EMPLOYEE acknowledges that he is knowingly and voluntarily waiving and releasing any rights that he may have under the ADEA. In exchange for EMPLOYEE’S waiver and release of claims, Bank is offering the Severance Benefits.
8.    Opportunity to Review and Revocation Period.
EMPLOYEE acknowledges and confirms that he has been given 21 days to consider and accept the terms of this Agreement and that he has been advised to consult with an attorney about the Agreement before signing it. EMPLOYEE further acknowledges that by signing this Agreement, he understands he is giving up all claims, damages or disputes, as set forth in Section 6 of this Agreement, understands its contents and its final and binding effect, and has signed it as his free and voluntary act and deed. The last day EMPLOYEE may accept this Agreement is June 6, 2017. To accept the Agreement, EMPLOYEE agrees to date and sign the Agreement and return it to Nancy Betz. EMPLOYEE acknowledges that he has seven (7) days after signing the Agreement to revoke his approval and void the Agreement in its entirety (the “Revocation Period”). EMPLOYEE acknowledges and agrees that if he decides to revoke the Agreement after signing and returning it, he must deliver to Nancy Betz a written statement of revocation prior to expiration of the Revocation Period. The Agreement shall not be effective until the Revocation Period expires. If EMPLOYEE does not sign this Agreement by June 6, 2017, or revokes this Agreement, it will not be effective and EMPLOYEE will not receive the Severance Benefits described above.

9.    Non-Admission.
This Agreement shall not be construed as an admission of wrongdoing or evidence of noncompliance with or violation of any statute or law by the Bank or EMPLOYEE.
10.    Confidential Information.
(a)    Acknowledgement of Receipt of Confidential Information. EMPLOYEE acknowledges that he has occupied a position of trust and confidence with the Bank, and during EMPLOYEE'S employment with the Bank, he has become familiar with the Bank's trade secrets, business plans and strategies, and with other proprietary and confidential information regarding the Bank and its business, employees, and members. EMPLOYEE agrees that (a) the agreements and covenants contained in this section are essential to protect the Bank and the goodwill of its business; (b) the Bank would be irreparably damaged if EMPLOYEE were to disclose confidential information in violation of this provision; and (c) the Severance Benefits provided him under this Agreement are given to him in part in exchange for his agreement to the restrictions set forth herein. As used in this Agreement, "Confidential Information" shall mean any information relating to the business or affairs of the Bank or its customers, including, but not limited to, information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, business plans, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, examination reports, or other proprietary information used by the Bank in connection with its business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of EMPLOYEE. EMPLOYEE acknowledges that Confidential Information is vital, sensitive, confidential, and proprietary to the Bank.
(b)    Agreement to Maintain Confidentiality of Bank Information. EMPLOYEE shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Bank, furnish, make available, or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.
(c)    Remedies. EMPLOYEE acknowledges and agrees that the covenants set forth in this Section 10 are reasonable and necessary for the protection of the Bank's business interests, that irreparable injury will result to the Bank if EMPLOYEE breaches any of his confidentiality obligations under this Agreement, and that in the event of EMPLOYEE'S actual or threatened breach of such confidentiality obligations, the Bank will have no adequate remedy at law. EMPLOYEE accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this section, the Bank shall be entitled to immediate temporary injunctive and other relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Bank from pursuing any remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.
(d)    Advice of Counsel. Nothing in this Agreement shall limit EMPLOYEE'S ability to share information with legal counsel which counsel is under an agreement or duty to maintain the confidentiality of that information.
11.    Future Cooperation.
EMPLOYEE agrees, at the Bank's reasonable request, to cooperate with the Bank and any of its directors, officers, agents, employees, attorneys and advisors in any past, pending or future matters which in the judgment of the Bank require EMPLOYEE’S involvement, including but not limited to, Bank’s investigation of, preparation for, and prosecution or defense of any matter(s) brought by or against the Bank or any Released Party, including, without limitation, litigation regarding: (a) circumstances about which EMPLOYEE has any actual or alleged knowledge or expertise that was obtained during EMPLOYEE'S employment with the Bank or (b) any of EMPLOYEE'S acts or omissions, actual or alleged, during EMPLOYEE'S employment with the Bank. If the Bank determines that EMPLOYEE’S cooperation is required, then upon reasonable notice, and at reasonable times, and for reasonable periods EMPLOYEE agrees to make himself available to meet and speak with the directors, officers, agents, employees, attorneys and/or advisors of the Bank. If the Bank determines that EMPLOYEE’s cooperation is required in connection with a litigation matter, upon reasonable notice, EMPLOYEE agrees to make himself available for interviews and witness preparation sessions and EMPLOYEE agrees that he will appear and provide full and truthful testimony in proceedings associated with the matter. The Bank agrees to work with EMPLOYEE as reasonably practicable to schedule the activities contemplated by this Section 11 so as not to unreasonably interfere with EMPLOYEE'S other commitments, and to pay reasonable out-of-pocket expenses that Employee necessarily incurs as a result of his performance of this obligation.

12.    Applicable Law; Venue; Attorneys' Fees; Interpretation.
This Agreement will be interpreted in accordance with the laws of the State of Iowa, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in state or federal court in Polk County, Iowa. The prevailing party in such action shall be awarded attorneys' fees and costs (whether or not taxable under any applicable statute), including fees and costs incurred prior to suit in any administrative proceeding or on appeal. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.
13.    Entire Agreement.
This Agreement and the CIC Agreement represent and contain the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by EMPLOYEE and an authorized representative of the Bank.
14.    Severability.
It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall continue to be fully valid and enforceable.
15.    Execution.
This Agreement may be executed with duplicate original counterparts with faxed or scanned/emailed signatures, each of which shall constitute an original and which together shall constitute one and the same document.
BY SIGNING THIS AGREEMENT, EMPLOYEE STATES THAT:
(a) EMPLOYEE HAS READ THIS AGREEMENT AND HAS HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;
(b) EMPLOYEE UNDERSTANDS ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS;
(c) EMPLOYEE AGREES WITH EVERYTHING IN THIS AGREEMENT;
(d) EMPLOYEE IS AWARE OF HIS RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND HAS BEEN ADVISED TO DO SO;
(e) EMPLOYEE HAS SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY; AND
(f) EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE BY HIM OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK OF DES MOINES By: /s/ Nancy L. Betz Nancy L. Betz Its: SVP/Chief Human Resources and Administrative Officer Date: May 18 , 2017	EMPLOYEE: /s/ Glen Simecek Glen Simecek Date: May 18 , 2017